Exhibit 99.1

News
FOR IMMEDIATE RELEASE

Contact:	Bernard J. Kilkelly Vice President, Investor Relations

Phone:	212-303-4349

E-mail:	bkilkelly@dlfi.com
Delphi Financial Names Stephan A. Kiratsous as Executive Vice President
and Chief Financial Officer
Wilmington, Delaware, June 21, 2011 — Delphi Financial Group, Inc. (NYSE: DFG) announced today that Stephan A. Kiratsous has been named Executive Vice President and Chief Financial Officer, a newly-created position. Mr. Kiratsous joins Delphi Financial from Credit Suisse, where he has served since 2007 as Managing Director and head of the Insurance Investment Banking Group — Americas.
Mr. Kiratsous, 47, has over 20 years of experience with major global investment banks serving as a senior advisor to a wide variety of insurance companies on corporate and strategic matters, including mergers and acquisitions, divestitures and capital offerings. Prior to Credit Suisse, Mr. Kiratsous was Managing Director and co-head of the Financial Institutions Group — Americas for HSBC Securities (USA) and was a Managing Director, Investment Banking in the Financial Institutions Group of Merrill Lynch. He was previously a Senior Vice President in the Insurance Investment Banking Group of Donaldson, Lufkin & Jenrette, and began his career as an analyst in the Insurance Equity Research department of Kidder, Peabody & Co.
Robert Rosenkranz, Chairman and Chief Executive Officer, said, “Stephan is a tremendous addition to Delphi’s management team, bringing a wealth of experience and in-depth knowledge of the insurance industry and capital markets. Stephan joins us at a particularly opportune moment, as Delphi’s balance sheet and capital position are at the strongest point in the company’s history. I look forward to working in partnership with Don Sherman and Stephan to help Delphi expand our specialty life and property-casualty insurance operations.”
Donald A. Sherman, President and Chief Operating Officer, said, “In his new role, Stephan will oversee the financial operations of Delphi and be responsible for strategy and corporate development. His background and expertise will be invaluable as we work to identify and capitalize on growth opportunities in our businesses, as well as larger-scale strategic initiatives.”
Delphi Financial Group, Inc. is an integrated employee benefit services company. Delphi is a leader in managing all aspects of employee absence to enhance the productivity of its clients and provides the related group insurance coverages: long-term and short-term disability, life, excess workers’ compensation for self-insured employers, large casualty programs including large deductible workers’ compensation, travel accident, dental and limited benefit health insurance. Delphi’s asset accumulation business emphasizes individual annuity products. Delphi’s common stock is listed on the New York Stock Exchange under the symbol DFG and its corporate website address is www.delphifin.com.
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